Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com

ADT REPORTS FIRST QUARTER 2015 RESULTS
Drives higher revenues, EBITDA and diluted EPS before special items
Delivers increase in gross customer additions, lowers attrition and subscriber creation multiple
Continued strong Pulse traction fuels higher revenue per user

FIRST QUARTER 2015 FINANCIAL HIGHLIGHTS

•	GAAP: revenue of $887 million, net income of $72 million, diluted EPS of $0.41, operating cash flow of $369 million

•	Diluted EPS before special items of $0.51(1), up 18.6% from prior year

•	Recurring revenue of $825 million, up 6.5% or 7.1% in constant currency(1)(2)

•	EBITDA before special items of $453 million(1), up $27 million or 6.3%

•	EBITDA margin before special items of 51.1%(1), up 30 basis points from prior year

•	Operating cash flow before special items $390 million(1), up $48 million or 14.0% from prior year

•	Steady-state free cash flow of $893 million(1), up $106 million or 13.5% from prior year
FIRST QUARTER 2015 BUSINESS HIGHLIGHTS

•	Increased gross additions to 262,000, up 13.4% from prior year

•	Lowered revenue attrition to 13.0%, year-over-year improvement of 120 basis points, lowest level since spin off

•	Lowered unit attrition to 12.9%, a year-over-year improvement of 70 basis points

•	Increased new and resale revenue per unit to $47.28, an increase of $2.37 or 5.3% over prior year

•	Reduced Direct Channel net SAC creation multiple to 31.9x, an improvement of 2.1x over prior year

•	Drove ADT Pulse take rates to 53.4%; Pulse customers comprise 18% of the total ADT base

•	Repurchased 2.9 million shares during the quarter at an average price of $32.35 per share

•	Increased the quarterly dividend by 5% subsequent to the quarter

BOCA RATON, Fla. - January 28, 2015 - The ADT Corporation (NYSE: ADT) today reported its financial results for the first quarter of 2015. The Company reported diluted earnings per share of $0.41. Excluding special items for merger and restructuring costs and 2G radio conversion costs, diluted earnings per share was $0.51(1), an 18.6% increase as compared to diluted earnings per share excluding special items of $0.43(1) in the first quarter of 2014. Using the Company's cash tax rate, diluted earnings per share before special items was $0.73(1).
The Company reported total revenue of $887 million, an increase of 5.7%, or 6.4% in constant currency(1), compared to the first quarter of 2014. Recurring revenue, which made up 93% of total revenue in the quarter, was $825 million, up 6.5% compared to the same period last year and up 7.1% in constant currency(1). Recurring revenue growth in the quarter was primarily driven by an increase in ADT's new revenue per customer, which rose 5.3% over last year to $47.28. Revenue attrition for the quarter improved to 13.0%, an improvement of 50 basis points sequentially and 120 basis points year-over-year. Unit attrition for residential and small business improved 30 basis points sequentially, and 70 basis points from last year, ending at 12.9% for the quarter. ADT closed the quarter with 6.7 million customer accounts, a 4.3% increase over last year. EBITDA before special items increased by $27 million to $453 million(1), 6.3% higher than the prior year, while EBITDA margin before special items was 51.1%(1), a 30 basis point improvement over the comparable period last year. Excluding Reliance Protectron, EBITDA margin before special items was up nearly 100 basis points over prior year. The year-over-year margin improvement was attributable to recurring revenue growth, the success of Pulse, productivity improvements and cost efficiencies.
Operating cash flow increased $34 million, or 10.1% over the same period last year, to $369 million driven largely by previous growth investments generating higher ARPU customers. Excluding special items for merger and restructuring costs and 2G radio conversion costs, operating cash flow was $390 million(1), an increase of $48 million or 14.0% from prior year. Steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis, of $893 million(1), was up 13.5% from last year. Free cash flow before special items was $46 million(1) in the quarter, down from $68 million(1) in the same period last year due to a 13.4% increase in gross subscriber additions, higher Pulse take rates, nearly a two fold increase in Pulse upgrades, and timing of cash interest paid on incremental debt, a significant portion of which was used to repurchase shares.
"The trends from the second half of last year continue and we are off to a strong start to the year, highlighted by double digit gross subscriber growth and attrition reaching its lowest levels since we became a public company over two years ago," said Naren Gursahaney, ADT's chief executive officer. "Solid execution by our team is driving better operational performance overall, leading to improved customer metrics, increases in EBITDA before special items, and strong bottom line results. Improved lead generation, higher self generated sales, and strong close rates all fueled gross add growth in both channels. We continued to invest in our business, positioning the Company to deliver profitable growth as well as enhancing our free cash flow profile for the future. Our investment in Pulse has led to Pulse take rates now climbing over 53% overall, driving higher revenue per user and delivering what we believe is a better customer experience. We further enhanced our senior team, appointing a new leader for our combined businesses in Canada and adding a new member to our board of directors from the technology sector. After three solid quarters of improving performance, I feel that we are demonstrating the power of the ADT brand and the unique assets we have, including a talented and energized team. I am excited about what our team can accomplish throughout the year ahead."
"We are also very encouraged about what we see in the monitored security and home automation landscape. At the Consumer Electronics Show this year, the connected home arena gained significant traction and ADT Pulse was well-represented being named by Time Magazine as one of the "top 6 coolest smart home innovations" at the event. The conference showcased many firms offering new point solutions targeting opportunities in the other 80% of the market that hasn't been reached by either monitored security or automation. As a partner of choice, we believe that ADT is in the right place -- at the right time -- with the right platform, services and products to make homes both smart and safe," Gursahaney added.
PROGRESS ON 2015 PRIORITIES: DELIVERING ON GROWTH INITIATIVES

•
Growth investments in ADT Pulse fuel New RPU growth - The Company continued to extend its position as a leading provider of monitored interactive home automation and security solutions, achieving strong growth in its ADT Pulse platform. In our residential direct channel, approximately 71% of new customers purchased a Pulse security system and upgrade units nearly doubled from a year ago. ADT added over 130,000 Pulse customers in the quarter and upgraded over 31,000 existing customers to Pulse, capturing many current 2G customers in-line for conversion to 3G. Pulse customers drive higher ARPU and a better customer experience which the Company believes will result in stronger retention characteristics. Overall, ADT Pulse customers comprise approximately 18% of ADT's customer base.

•
Attrition reduction initiatives drive lowest level of attrition since spin off - The Company continued to take action to reduce customer attrition by improving customer experience and completing its roll out of tighter credit screening policies. In the last year, the Company has focused on lowering attrition by implementing non-pay initiatives, strengthening resale efforts and developing customer loyalty programs, while driving increased penetration of ADT Pulse automation services, which currently exhibit better retention characteristics. These actions, along with a more stable housing market, drove improvements resulting in revenue attrition in the quarter of 13.0% -- a 50 basis point improvement sequentially and 120 basis points below prior year, and unit attrition in our residential and small business channels of 12.9% -- a 30 basis point improvement sequentially and 70 basis points below the same period last year.

•
Increases in sales leads and solid demand for ADT Pulse drives strong increase in gross additions over prior year - In-line with our efforts to drive stronger gross adds in both the direct and dealer channels, the Company delivered a 13.4% increase in gross customer additions over the prior year despite implementing tenure screening in its direct channel.

•
Strong lead generation helped fuel a 10% increase in gross adds in the direct channel, resulting in the first quarter of year over year growth since 2013. Sales leads increased by 9.5% for direct new sales and self generated sales improved by over 12% over the prior year. ADT Pulse demand continued to improve resulting in a 56.8% take rate when considering both new and resale Pulse customers in the residential direct channel.

•
Dealer channel production grew 19% year-over-year, surpassing last year's levels, driven by higher production from existing dealers as well as from new dealers joining ADT. Pulse demand in the dealer channel continued to rise, as evidenced by a 50% Pulse take rate, up from 29% in the comparable period last year.

•	Business channel gains traction in small business and making progress in commercial activities - The Company is executing on growth initiatives in the small business and mid-size commercial space.

•
The small business channel is driving strong year-over-year growth with gross additions up over 6%, new & resale revenue per unit increased by nearly 10%, and recurring revenue grew 6% organically year-over-year. Strong sales of hosted video and a year-over-year increase in Pulse sales, resulting in a 49% take rate, contributed to this success.

•
The Company continues to build its commercial presence, adding to its sales force, expanding its product line and contributing new unit sales. The Company expects to continue to add to its sales force and drive increasing momentum in the mid-size commercial market throughout the year.

"We've come out of the gate with another quarter of strong performance and improved operating metrics, while continuing to accelerate our investments in growth" said Michael Geltzeiler, ADT's chief financial officer. "In the first quarter, we drove strong growth in gross adds, reduced gross and net attrition, increased ARPU to its highest level and made improvements to our cost structure, resulting in a 19% increase in diluted EPS before special items(1). Operationally, we lowered gross revenue attrition by 80 basis points and drove higher resales. We also lowered our cost to create new customers by launching our new Total Security (TS) panel for Pulse automation and began to deploy our new electronic contract system. Despite a significant increase in Pulse take rates, direct channel SAC creation multiples excluding upgrades were lower by 6% when compared to last year, leading to a 2.1x improvement. We also invested in growth by adding new Pulse customers, implementing customer experience initiatives, building our commercial presence, and making other growth investments. With mid-teens returns, investing in new subscribers remains the best use of capital for ADT. In the quarter, we also increased steady-state free cash flow(1) by 13.5%, grew operating cash flow before special items by 14%(1), improved EBITDA before special items by more than 6%(1), and enhanced our capital structure with the repurchase of 2.9 million shares and announced a 5% increase in our quarterly dividend."
PROGRESS ON 2015 PRIORITIES: DRIVING COST EFFICIENCIES

•
The Company made progress on its cost efficiency initiatives, improving its EBITDA margin before special items(1) as well as lowering our direct creation multiple. Total operating expenses before special items(3) were up 6.5% over last year despite the increase in ADT Pulse customers, investments in ADT Business and the acquisition of Reliance Protectron. Depreciation and amortization ("D&A") expenses rose 10% as we transition a portion of our customer base to Pulse and home automation. Excluding D&A, total operating expenses before special items(3) rose only 4%.

•
Cost to serve / G&A - Cost to serve before special items(3) was up 6.1% compared to last year, largely related to the consolidation of Reliance Protectron. Without the consolidating effects of Reliance Protectron, cost to serve expenses were flat with the same period last year despite the Company making additional investments in improving customer experience, launching its commercial business, and generating a higher mix of ADT Pulse accounts over last year.

•
Subscriber acquisition cost (SAC) / Creation multiple - Total net SAC creation multiple, excluding the impact of Pulse upgrades, was 31.7x, a year-over-year improvement of 0.7x. Direct net SAC creation multiple, excluding the impact of upgrades was 31.9x, an improvement of 2.1x over the same period last year. The Company reduced net creation multiples by lowering installation costs and realizing higher ARPU generated from new customers additions. We expect to benefit more from these and other initiatives, including the launch of electronic contracts and the deployment our TS Panel for ADT Pulse, over the course of 2015.

PROGRESS ON 2015 PRIORITIES: CAPITAL STRUCTURE OPTIMIZATION

•	Share repurchase - The Company repurchased 2.9 million shares for $94 million, at an average price of $32.35.

•
Debt/Capital Structure - Long-term debt totaled $5.3 billion at the end of the quarter, bringing the Company's leverage ratio, based off of a trailing twelve month EBITDA before special items, to 2.9(1) on a pro-forma basis. The Company also replaced a portion of its revolver borrowings with proceeds from a $300 million debt issuance during the quarter. The Company's average cost of borrowing was below 4% in the quarter.

•
Quarterly dividend - The Company paid a quarterly dividend of $0.20 per share on November 19th, an increase of 60% versus last year. Subsequent to the quarter, the Company announced a 5% increase in the quarterly dividend.

FIRST QUARTER 2015 RESULTS HIGHLIGHTS

($ in millions, except per share amounts)	Q1 2015	Q1 2014	Change
Recurring revenue	$825	$775	6.5%
Other revenue	$62	$64	(3.1)%
Total revenue	$887	$839	5.7%
EBITDA before special items(1)	$453	$426	6.3%
EBITDA margin before special items(1)	51.1%	50.8%	30 bps
Net income	$72	$77	(6.5)%
Diluted earnings per share	$0.41	$0.39	5.1%
Diluted earnings per share before special items(1)	$0.51	$0.43	18.6%
Diluted weighted-average shares outstanding	175	198	(11.6)%

(1) Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables.
(2) All variances are year-over-year unless otherwise noted.
(3)  Operating expenses in Q1 2015 include special items totaling $26 million in cost to serve; Q4 2014 include special items totaling $30 million, which is comprised of $23 million in cost to serve and $7 million in separation costs; Q1 2014 operating expenses include special items totaling $14 million, which is comprised of $9 million in cost to serve and $5 million in separation costs.
CONFERENCE CALL AND WEBCAST
Management will discuss the Company's first quarter 2015 results during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At ADT's website: http://investors.adt.com

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By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (877) 280-4962, pass code 99417107 when prompted. The telephone dial-in number for participants outside the United States is (857) 244-7319, pass code 99417107 when prompted.

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An audio replay of the conference call will be available at 10:30 a.m. (ET) on January 28, 2015 and ending at 11:59 p.m. (ET) on February 5, 2015. The dial-in number for participants in the United States is (888) 286-8010, pass code 57934550 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, pass code 57934550 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions and health services, meet a range of customer needs for today's active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to nearly seven million customers, and it employs approximately 17,500 people at more than 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the "Investor Relations" section at http://investors.adt.com.
NON-GAAP MEASURES
Revenue in constant currency, recurring revenue in constant currency, leverage ratio, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, EBITDA (pre-SAC), EBITDA margin (pre-SAC), free cash flow (FCF), steady-state free cash flow (SSFCF), diluted earnings per share (EPS) and diluted EPS at cash tax rates, in each case "before special items," are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.

Revenue and recurring revenue, each in constant currency, are useful measures because they provide transparency to the underlying performance in markets outside the United States by excluding the effect that foreign currency exchange rate fluctuations have on comparability. Revenue and recurring revenue in constant currency as presented herein may not be comparable to similarly titled measures reported by other companies. The difference between revenue (the most comparable GAAP measure), revenue in constant currency (non-GAAP measure) and recurring revenue in constant currency (the non-GAAP measure) is the exclusion of the impact of foreign currency exchange fluctuations. This is also the primary limitation of this measure, which is best addressed by using revenue and recurring revenue in constant currency in combination with GAAP revenue.
The leverage ratio is defined as the ratio of EBITDA before special items to total debt. The leverage ratio is a useful measure of the Company's credit position and progress towards leverage targets. Refer to the discussion on EBITDA before special items for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
EBITDA is a useful measure of the Company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.
EBITDA (pre-SAC) is a useful measure of the Company's success in retaining and servicing our customer base while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (pre-SAC) (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation expense, amortization expense, and subscriber acquisition related revenue and expenses. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure, the impact of non-cash charges related to capital investments and the impact of growing our subscriber base.
In addition, from time to time, the Company may present EBITDA and EBITDA (pre-SAC) before special items, which are the respective measures, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below.
There are material limitations to using EBITDA and EBITDA (pre-SAC). EBITDA and EBITDA (pre-SAC) may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA and EBITDA (pre-SAC) do not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. Additionally, EBITDA (pre-SAC) does not take into account expenses related to acquiring new customers. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA and EBITDA (pre-SAC) in conjunction with net income as calculated in accordance with GAAP. The EBITDA and EBITDA (pre-SAC) discussion above is also applicable to the respective margin measures.
FCF is a useful measure of our ability to repay debt, make other investments and return capital to shareholders through dividends and share repurchases. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through the network of authorized dealers. Bulk account purchases represent accounts acquired from third parties outside of the authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
SSFCF is a useful measure of pre-levered cash that is generated by the Company after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers that drive recurring revenue growth. The difference between Net Income (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the factors discussed above regarding EBITDA (pre-SAC), on a quarter-to-date basis. EBITDA (pre-SAC) is then annualized and adjusted for additional factors, described in the reconciliation below, required to maintain the steady-state. Certain components of these inputs are determined using trailing twelve month information or information from the most recent quarter.
In addition, from time to time the Company may present FCF and SSFCF before special items, which is FCF or SSFCF, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below.

The limitation associated with using FCF and SSFCF is that they adjust for certain items that are ultimately within management's and the Board of Directors' discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. FCF is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not reduced. This limitation is best addressed by using FCF and SSFCF in combination with other GAAP financial measures.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measure.
Diluted EPS at cash tax rates is a useful measure of the Company's diluted earnings per share after considering the difference between the effective tax rate and cash tax rate. The difference between diluted EPS (the most comparable GAAP measure) and diluted EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.
The Company has presented its diluted EPS, diluted EPS at cash tax rates, EBITDA, EBITDA margin, EBITDA (pre-SAC), EBITDA margin (pre-SAC), FCF, SSFCF and other measures before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the Company. The Company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The Company may also present its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the Company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the Company's underlying operating results and business trends between periods. The difference between net income and diluted EPS before special items and net income and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA, EBITDA margin, EBITDA (pre-SAC) and EBITDA margin (pre-SAC) before special items do not reflect any additional adjustments, other than taxes, that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the Company's reported operating income, operating margin, net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.
FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as "expects," "intends," "will," "anticipates," "believes," "confident," "continue," "propose," "seeks," "could," "may," "should," "estimates," "forecasts," "might," "goals," "objectives," "targets," "planned," "projects," and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets, and our ability to continue to execute a competitive, profitable pricing structure;

•	our ability to compete with new and existing competitors by developing or acquiring new technologies that achieve market acceptance and acceptable margins;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	an increase in the rate of customer attrition;

•	changes in the housing market and consumer discretionary income;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	failure to maintain the security of our information and technology networks, including personally identifiable information;

•	interruption to our monitoring facilities;

•	volatility in the market price of our stock;

•	current and potential securities litigation;

•	failure to realize expected benefits from acquisitions and investments;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential loss of authorized dealers and affinity marketing relationships;

•	risks associated with acquiring and integrating customer accounts;

•	failure of our authorized dealers to mitigate certain risks;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing upon cost and growth of our business;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd., our former parent company ("Tyco") and other third parties;

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	our dependence on certain software technology that we license from third parties, and failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	inability to hire and retain key personnel, including an effective sales force;

•	adverse developments in our relationship with our employees;

•	capital market conditions, including availability of funding sources;

•	changes in our credit ratings;

•	risks related to our increased indebtedness;

•	exposure to counterparty risk in our hedging agreements;

•	potential liabilities for legacy obligations relating to the separation from Tyco; and

•	failure to fully realize expected benefits from the separation from Tyco.
Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended
	December 26, 2014	December 27, 2013	% Change
Revenue	$887	$839	5.7%
Cost of revenue	388	362	7.2%
Selling, general and administrative expenses	318	304	4.6%
Radio conversion costs	23	3	N/M
Separation costs	—	5	(100.0)%
Operating income	158	165	(4.2)%
Interest expense, net	(50)	(47)	6.4%
Other income	—	2	(100.0)%
Income before income taxes	108	120	(10.0)%
Income tax expense	(36)	(43)	(16.3)%
Net income	$72	$77	(6.5)%

Earnings per share:
Basic	$0.41	$0.39	5.1%
Diluted	$0.41	$0.39	5.1%
Weighted-average shares outstanding:
Basic	174	196	(11.2)%
Diluted	175	198	(11.6)%

Effective tax rate	33.3%	35.8%	(250) bps
N/M - not meaningful

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 26, 2014	September 26, 2014
Assets
Current Assets:
Cash and cash equivalents	$70	$66
Accounts receivable trade, net	111	101
Inventories	86	76
Prepaid expenses and other current assets	53	55
Deferred income taxes	116	111
Total current assets	436	409
Property and equipment, net	272	265
Subscriber system assets, net	2,328	2,260
Goodwill	3,724	3,738
Intangible assets, net	3,094	3,120
Deferred subscriber acquisition costs, net	589	571
Other assets	217	186
Total Assets	$10,660	$10,549
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$4	$4
Accounts payable	210	208
Accrued and other current liabilities	208	253
Income taxes payable	5	7
Deferred revenue	229	236
Total current liabilities	656	708
Long-term debt	5,254	5,096
Deferred subscriber acquisition revenue	856	838
Deferred tax liabilities	682	651
Other liabilities	125	128
Total Liabilities	7,573	7,421
Total Equity	3,087	3,128
Total Liabilities and Equity	$10,660	$10,549

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Three Months Ended
	December 26, 2014	December 27, 2013
Cash Flows from Operating Activities:
Net income	$72	$77
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	275	249
Amortization of deferred subscriber acquisition costs	34	32
Amortization of deferred subscriber acquisition revenue	(40)	(37)
Stock-based compensation expense	5	5
Deferred income taxes	31	34
Provision for losses on accounts receivable and inventory	14	13
Changes in operating assets and liabilities and other	(22)	(38)
Net cash provided by operating activities	369	335
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(146)	(110)
Subscriber system assets	(177)	(157)
Capital expenditures	(32)	(12)
Other investing	(30)	28
Net cash used in investing activities	(385)	(251)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	7	8
Repurchases of common stock under approved program	(94)	(1,184)
Dividends paid	(35)	(25)
Proceeds from long-term borrowings	450	1,225
Repayment of long-term debt	(301)	(151)
Other financing	(6)	(14)
Net cash provided by (used in) financing activities	21	(141)
Effect of currency translation on cash	(1)	(1)
Net increase (decrease) in cash and cash equivalents	4	(58)
Cash and cash equivalents at beginning of period	66	138
Cash and cash equivalents at end of period	$70	$80

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended
($ in millions)	December 26, 2014	September 26, 2014	December 27, 2013
Net Income (GAAP)	$72	$82	$77
Restructuring and other, net(1)	2	1	3
Acquisition and integration costs(1)	—	2	—
Radio conversion costs(1)	15	12	2
Non-recurring separation costs(1)	—	4	3
Separation related other expense (income)(2)	—	3	1
Pre-separation and other discrete tax items	—	(7)	—
Net Income before special items	$89	$97	$86

(1)	Items have been presented net of tax of $9M for the quarter ended December 26, 2014, $11M for the quarter ended September 26, 2014 and $6M for the quarter ended December 27, 2013.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
Diluted EPS Before Special Items

	For the Quarters Ended
	December 26, 2014	September 26, 2014	December 27, 2013
Diluted EPS (GAAP)	$0.41	$0.47	$0.39
Impact of special items(1)	0.10	0.08	0.04
Diluted EPS before special items	$0.51	$0.55	$0.43

(1)	Items have been presented net of tax where applicable.
Diluted EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended
	December 26, 2014	September 26, 2014	December 27, 2013
Diluted EPS (GAAP)	$0.41	$0.47	$0.39
Plus: Impact of income tax expense on diluted EPS	0.21	0.15	0.22
Less: Impact of income taxes paid, net of refunds	(0.03)	(0.01)	(0.02)
Diluted EPS at cash tax rates	$0.59	$0.61	$0.59
Impact of special items(1)	0.14	0.18	0.07
Diluted EPS before special items at cash tax rates	$0.73	$0.79	$0.66

(1)	Items presented at cash tax rates where applicable.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA Before Special Items

	For the Quarters Ended
($ in millions)	December 26, 2014	September 26, 2014	December 27, 2013
Net Income (GAAP)	$72	$82	$77
Interest expense, net	50	50	47
Income tax expense	36	27	43
Depreciation and intangible asset amortization	275	273	249
Amortization of deferred subscriber acquisition costs	34	33	32
Amortization of deferred subscriber acquisition revenue	(40)	(40)	(37)
EBITDA	$427	$425	$411
EBITDA Margin	48.1%	48.1%	49.0%

Restructuring and other, net	2	2	5
Acquisition and integration costs	1	4	1
Radio conversion costs	23	17	3
Non-recurring separation costs	—	7	5
Separation related other expense (income)(1)	—	3	1
EBITDA before special items	$453	$458	$426
EBITDA Margin before special items	51.1%	51.9%	50.8%

Subscriber acquisition cost expenses, net of related revenue	105	108	98
EBITDA before special items (pre-SAC)	$558	$566	$524
EBITDA Margin before special items (pre-SAC)	66.4%	67.8%	66.6%

Revenue (GAAP)	$887	$883	$839
Subscriber acquisition cost related revenue	(47)	(48)	(52)
Revenue (pre-SAC)	$840	$835	$787

EBITDA before special items	$453	$458	$426
Effect of Protectron on EBITDA before special items	(13)	(11)	—
EBITDA before special items excluding Protectron	$440	$447	$426

Revenue (GAAP)	$887	$883	$839
Effect of Protectron on revenue	(36)	(33)	—
Revenue excluding Protectron	$851	$850	$839
EBITDA Margin before special items excluding Protectron	51.7%	52.6%	50.8%

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
SSFCF Before Special Items

	For the Quarters Ended
($ in millions)	December 26, 2014	September 26, 2014	December 27, 2013
Last quarter, annualized EBITDA before special items (pre-SAC)	$2,232	$2,264	$2,096
SAC required to maintain recurring revenue(1)	(1,329)	(1,288)	(1,299)
Maintenance capital expenditures	(10)	(10)	(10)
SSFCF before special items	$893	$966	$787

(1)	SAC required to maintain recurring revenue is calculated as follows:

	For the Quarters Ended
($ in millions)	December 26, 2014	September 26, 2014	December 27, 2013
Last quarter average recurring revenue under contract for the period	$275	$273	$258
Trailing twelve month disconnects net of price escalation(2)	14.6%	14.7%	14.9%
Last quarter gross recurring revenue creation multiple(3)	33.1	32.1	33.8
SAC required to maintain recurring revenue	$1,329	$1,288	$1,299

(2)	Average trailing twelve month recurring revenue disconnected net of price escalations. Disconnects account for dealer chargebacks.

(3)	Gross creation cost includes amount held back from dealers for chargebacks.
Operating Cash Flow and FCF Before Special Items

	For the Quarters Ended
($ in millions)	December 26, 2014	December 27, 2013
Operating cash flow (GAAP)	$369	$335
Restructuring and other, net	2	—
Acquisition and integration costs	2	—
Radio conversion costs	17	1
Non-recurring separation costs within cash from operating activities	—	6
Operating cash flow before special items	$390	$342
Dealer generated customer accounts and bulk account purchases	(146)	(110)
Subscriber system assets	(177)	(157)
Capital expenditures	(32)	(12)
Non-recurring separation capital expenditures	11	5
FCF before special items	$46	$68

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Leverage Ratio

	For the Twelve Months Ended
($ in millions)	December 26, 2014	September 26, 2014	September 27, 2013
Net Income (GAAP)	$299	$304	$421
Interest expense, net	195	192	117
Income tax expense	121	128	221
Depreciation and intangible asset amortization	1,066	1,040	942
Amortization of deferred subscriber acquisition costs	133	131	123
Amortization of deferred subscriber acquisition revenue	(154)	(151)	(135)
EBITDA	$1,660	$1,644	$1,689
Restructuring and other, net	14	17	(1)
Acquisition and integration costs	7	7	2
Radio conversion costs	64	44	—
Non-recurring separation costs	12	17	23
Separation related other income(1)	37	38	(23)
EBITDA before special items	$1,794	$1,767	$1,690
EBITDA Margin before special items	51.9%	51.8%	51.1%

Protectron adjustment to EBITDA before special items	35	54
Pro-forma EBITDA before special items	$1,829	$1,821

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

($ in millions)	December 26, 2014	September 26, 2014	September 27, 2013
Current maturities of long-term debt	$4	$4	$3
Long-term debt	5,254	5,096	3,373
Total Debt	$5,258	$5,100	$3,376

Leverage Ratio(2)	2.9	2.9	2.0
Leverage Ratio including pro-forma Protectron(2)	2.9	2.8

(2)	Leverage ratio is defined as the ratio of debt to trailing twelve month EBITDA before special items or trailing twelve month EBITDA before special items including pro-forma Protectron.
Revenue at Constant Currency

	For the Quarters Ended
($ in millions)	December 26, 2014	December 27, 2013
Recurring revenue as reported	$825	$775
Recurring revenue at constant currency (1)	$830	$775

Total revenue as reported	$887	$839
Total revenue at constant currency (1)	$893	$839

(1)	Constant currency revenue results are calculated by translating current period revenue in local currency using the prior comparable period's currency conversion rate.

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	December 26, 2014	December 27, 2013	Change
Recurring customer revenue (in millions)	$825	$775	6.5%
Other revenue (in millions)	62	64	(3.1)%
Total revenue (in millions)	$887	$839	5.7%

Ending number of customers (in thousands)	6,655	6,382	4.3%
Gross customer additions (in thousands)	262	231	13.4%
Customer revenue attrition rate(1)	13.0%	14.2%	-120 bps
Customer unit attrition rate(2)	12.9%	13.6%	-70 bps
Average revenue per customer (dollars)(3)	$41.76	$40.98	1.9%

(1)
The customer revenue attrition rate is a 52-week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, excluding contracts monitored but not owned and net of dealer charge-backs and re-sales, and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(2)
The customer unit attrition rate is a 52-week trailing ratio, the numerator of which is the trailing twelve month residential and business customer sites canceled during the period due to attrition, excluding health services and contracts monitored but not owned and net of charge-backs and re-sales, and the denominator of which is the average of the customer base at the beginning of each month during the trailing twelve month period.

(3)
Average revenue per customer measures the average amount of recurring revenue per customer per month, excluding contracts monitored but not owned, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.